Exhibit 99.1

675 Cochrane Drive, WestTower, Suite 630, Markham, Ontario, L3R 0B8, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

FOR IMMEDIATE RELEASE

Current Projects and New Business

NEW YORK,  NY - June 8, 2015, Kallo Inc., (OTC QB: KALLO) – The Chairman and CEO of Kallo Inc., John Cecil, announced an update on current projects and new business developments.

Mr. Cecil recently visited Guinea at the invitation of His Excellency, President Alpha Conde, to refine delivery schedules for the current MobileCare Supply contract and expand Kallo's on-going role as a key strategic partner to support Guinea in continued expansion of its  healthcare delivery infrastructure.

 Hon. Dr. Rémy Lamah, Minister of Health and Public Hygiene, confirmed by letter of April 14, 2015, the selection of Kallo, in addition to its role as supplier pursuant to the MobilCare Supply Contract, to design and build specialized hospitals in the regions of Conakry, Kindia, Labe, Kankan and Nzerekore, and asked Kallo to mobilize it's technical teams for site visits to engage in preliminary studies for the construction of these hospitals.

Progress on plans for delivery of the MobileCare, RuralCare and DialysisCare programs in Ghana was delayed when the Cabinet was restructured. The new Minister of Health, Hon. Alex Segbefia, sworn in on May 18, has expressed keen interest to resume implementation plans for delivery of these programs.

Kallo has also been invited to present its healthcare delivery platforms to the Republic of Cameroon. At the invitation of Hon. Minister Andre Mama Fouda, Ministry of Public Health,  Mr. Cecil will conduct a stakeholder workshop from June 8 to 12 to establish a framework for development of an integrated primary care healthcare delivery platform for the Republic of Cameroon.

The Kallo Integrated Delivery System (KIDS) is the fastest and most efficient system for building or expanding primary care infrastructure in developing countries and to facilitate delivery of immunization programs, monitoring , containment and management of communicable and infectious diseases such as Ebola and Malaria.

About Kallo Inc.
Kallo offers a comprehensive healthcare delivery program dedicated to providing the most technologically advanced, innovative healthcare solution that is customized to the requirements of each country, including effective infectious disease management and customized Education and Training programs. The company's technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and eHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca

Notice regarding Forward-looking statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes", "expects", "anticipate" or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:        Media Contact:
John Cecil
416 246 9997
http://www.kalloinc.ca